UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2016

NUVASIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50744	33-0768598
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7475 Lusk Boulevard, San Diego, California 92121

(Address of principal executive offices) (Zip Code)

(858) 909-1800

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On February 17, 2016, the U.S. District Court for the Southern District of California (the “District Court”) issued a favorable ruling on the summary judgment motion filed by NuVasive, Inc. (the “Company”) in the third phase of the Company’s intellectual property litigation with Warsaw Orthopedic, Inc., Medtronic Sofamor Danek USA, Inc. and other Medtronic related entities (collectively, “Medtronic”). The District Court found that the Company’s Osteocel Plus biologics products do not infringe Medtronic’s asserted patent claims, and the District Court granted the Company’s summary judgment motion. This ruling does not affect the status of the Company’s ongoing litigation with Medtronic in the first phase of the case, which has been remanded back to the District Court for further proceedings.

On February 22, 2016, an unfavorable jury verdict was delivered against the Company in its litigation in the District Court with Madsen Medical, Inc., a former sales agent (“MMI”). The jury’s verdict included $7.5 million in compensatory damages, $14.0 million in damages for unjust enrichment, $20.0 million in punitive damages, and approximately $300,000 in contract damages. The District Court, however, has indicated that MMI would not be entitled to recover both the $7.5 million and $14.0 million amounts. Therefore, the District Court intends to limit the amount of the damages award and is now considering post-trial motions prior to issuing a judgment and confirming the total amount of the damages to be awarded as part of its judgment. The Company strongly disagrees with the verdict and the damages awarded by the jury and intends to file post-trial motions in the District Court seeking judgment as a matter of law, and, in the alternative, a new trial. The Company intends to appeal in the event its post-trial motions are unsuccessful and a judgment is entered by the District Court. In the event the Company’s post-trial motions are denied and judgment is ultimately entered by the District Court, any payment of damages per the judgment will be stayed pending resolution of the appeals process.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVASIVE, INC.

By:	/s/ Jason D. Hanson
Jason D. Hanson
Executive Vice President, Strategy, Corporate Development and General Counsel

Date: March 7, 2016